CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,414,590	$162.11

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated November 4, 2011
(To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-169119

$1,414,590 Barclays Bank PLC Contingent Return Optimization Securities

Linked to the Performance of Corn Futures Contracts due November 16, 2012

Investment Description

Contingent Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of corn futures contracts, as determined by reference to the settlement price of the relevant nearby expiring corn futures contract (the “Underlying Asset”) as traded on the Chicago Board of Trade (the “CBOT”). The amount the Issuer will pay you at maturity is based on the Underlying Return and whether the settlement price of the Underlying Asset is less than the Trigger Price, which equals 85% of the Initial Price, on the Final Valuation Date. If the Final Price is equal to or greater than the Trigger Price, at maturity the Issuer will pay you the full principal amount plus a return equal to the greater of the 9% Contingent Return and the Underlying Return, up to a Maximum Gain of 23%. If the Final Price is below the Trigger Price, at maturity the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the full decline in the settlement price of the Underlying Asset from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. You will not receive interest payments during the term of the Securities. You may lose some or all of the principal amount of your Securities. The contingent repayment of principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Contingent Return: At maturity, as long as the settlement price of the Underlying Asset is equal to or greater than the Trigger Price on the Final Valuation Date (a decline of no more than 15%), the Issuer will pay you the principal amount of your Securities plus a minimum return of 9%, with participation in any positive Underlying Return above the Contingent Return up to the Maximum Gain of 23%. If the settlement price of the Underlying Asset is less than the Trigger Price on the Final Valuation Date, investors will be exposed to the full negative return of the Underlying Asset over the term of the Securities.
❑	Contingent Repayment of Principal at Maturity: The Contingent Return includes the contingent repayment of principal at maturity. If you hold the Securities to maturity and the settlement price of the Underlying Asset declines from the Initial Price but is equal to or greater than the Trigger Price on the Final Valuation Date, the Issuer will pay you the full principal amount of your Securities plus the Contingent Return. If the settlement price of the Underlying Asset is less than the Trigger Price on the Final Valuation Date, the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates

Trade Date:	November 4, 2011
Settlement Date:	November 9, 2011
Final Valuation Date[1]:	November 13, 2012
Maturity Date[1]:	November 16, 2012

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING ASSET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering

We are offering Contingent Return Optimization Securities linked to the performance of corn futures contracts as traded on the CBOT, as described in further detail under “Settlement Price” in this pricing supplement. The return on the Securities is subject to, and is limited by, the Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Underlying Asset	Contingent Return	Maximum Gain	Maximum Payment at Maturity (per $10 principal amount Security)	Initial Price	Trigger Price	CUSIP	ISIN
CBOT-Traded Corn Futures Contracts	9%	23%	$12.30	¢655.75/bushel	¢557.39/bushel, which is 85% of the Initial Price	06741L674	US06741L6746

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public[3]	Underwriting Discount[3]	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.20	$9.80
Total	$1,414,590	$28,291.80	$1,386,298.20

[3]

With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution” on page PS-10 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010 and as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

t	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Contingent Return Optimization Securities linked to the Performance of Corn Futures Contracts that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of the entire principal amount of your Securities.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Underlying Asset.

t

You seek an investment with a return linked to the settlement price of the Underlying Asset, and you believe the settlement price of the Underlying Asset will increase over the term of the Securities but that any such appreciation is unlikely to exceed the Maximum Gain.

t	You are willing to invest in the Securities based on the Contingent Return of 9%.

t	You understand that your return is limited by the Maximum Gain, and you are willing to invest in the Securities based on the Maximum Gain of 23%.

t	You do not seek current income from this investment.

t	You fully understand the risks associated with commodity futures contracts generally, and corn futures contracts specifically.

t	You are willing to hold the Securities to maturity, a term of approximately 12 months, and you are not seeking an investment for which there will be an active secondary market.

t

You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of the entire principal amount of your Securities.

t	You seek an investment that is designed to return the full principal amount at maturity.

t	You cannot tolerate the loss of some or all of your investment and are not willing to make an investment that may have the same downside market risk as the Underlying Asset.

t	You do not seek an investment with a return linked to the settlement price of the Underlying Asset.

t

You believe the Underlying Asset will depreciate by more than 15% over the term of the Securities, or you believe the Underlying Asset will appreciate over the term of the Securities by more than the Maximum Gain.

t	You are unwilling to invest in the Securities based on the Contingent Return of 9%.

t	You are unwilling to invest in the Securities based on the Maximum Gain of 23%.

t	You seek an investment that is exposed to the full potential appreciation of the Underlying Asset, without a cap on participation of the Maximum Gain.

t	You are unable or unwilling to hold the Securities to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

t	You do not fully understand the risks associated with commodity futures contracts generally, and corn futures contracts specifically.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

t	You seek current income from this investment.

t	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-6 of this pricing supplement as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms1

Issuer:	Barclays Bank PLC
Issue Price:	$10 per Security for brokerage accounts; $9.80 per Security for advisory accounts.
Principal Amount:	$10 per Security. The payment at maturity will be based on the principal amount per Security.
Term:	1 year
Underlying Asset[2]	The Securities are linked to the performance of corn futures contracts, as determined by reference to the settlement price of the relevant nearby expiring corn futures contract as traded on the CBOT. The applicable settlement price will generally be determined by reference to the corn futures contract scheduled to expire in the first nearby month. In the event that a valuation date (including the Final Valuation Date) occurs after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to the first nearby futures contract, or (ii) the last trading day of the first nearby futures contract, the applicable settlement price will be determined by reference to the corn futures contract scheduled to expire in the second nearby month.
Contingent Return:	9%
Maximum Gain:	23%
Payment at Maturity (per $10 principal amount Security):	• If the Final Price is equal to or greater than the Trigger Price on the Final Valuation Date, the Issuer will repay the principal amount plus pay the greater of the Contingent Return and the Underlying Return, but no more than the Maximum Gain. Accordingly, the payment at maturity would be calculated as follows:
• $10 + [$10 × the greater of (a) Contingent Return and (b) Underlying Return, subject to the Maximum Gain]
• If the Final Price is below the Trigger Price on the Final Valuation Date, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal to investors that is proportionate to the decline in the Underlying Asset over the term of the Securities. Accordingly, the payment at maturity would be calculated as follows:
• $10 + [$10 × Underlying Return]

If the settlement price of the Underlying Asset is less than the Trigger Price on the Final Valuation Date, your principal is fully exposed to any decline in the Underlying Asset and you will lose some or all of the principal amount of your Securities at maturity.

Underlying Return:	Final Price – Initial Price Initial Price
Initial Price:	¢655.75/bushel, which is the settlement price of the Underlying Asset on the Trade Date, as determined by reference to the first nearby month’s CBOT-traded corn futures contract, which is scheduled to expire in December 2011.
Final Price:	The settlement price of the Underlying Asset on the Final Valuation Date as described under “Settlement Price” in this pricing supplement. The Final Valuation Date as scheduled will result in the Final Price being determined by reference to the first nearby month’s CBOT-traded corn futures contract at that time, which is scheduled to expire in December 2012.
Trigger Price:	¢557.39/bushel, which is 85% of the Initial Price.
Calculation Agent:	Barclays Bank PLC

1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2	For a description of adjustments that may affect the Underlying Asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” in the prospectus supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples and Return Table of the Securities at Maturity

The following table and examples are based on a principal amount per Security of $10, the Initial Price of US cents 655.75/bushel, Trigger Price of US cents 557.39/bushel, Contingent Return of 9.00% and Maximum Gain of 23.00%. The actual Final Price and Underlying Return will be determined on the Final Valuation Date. Numbers in the table and examples below have been rounded for ease of analysis.

Final Price (US cents/bushel)	Underlying Return*	Payment at Maturity	Securities Total Return at Maturity per $10.00 Issue Price[1]	Securities Total Return at Maturity per $9.80 Issue Price[2]
¢1,311.50	100.00%	$12.30	23.00%	25.51%
¢1,245.93	90.00%	$12.30	23.00%	25.51%
¢1,180.35	80.00%	$12.30	23.00%	25.51%
¢1,114.78	70.00%	$12.30	23.00%	25.51%
¢1,049.20	60.00%	$12.30	23.00%	25.51%
¢983.63	50.00%	$12.30	23.00%	25.51%
¢918.05	40.00%	$12.30	23.00%	25.51%
¢852.48	30.00%	$12.30	23.00%	25.51%
¢806.57	23.00%	$12.30	23.00%	25.51%
¢754.11	15.00%	$11.50	15.00%	17.35%
¢721.33	10.00%	$11.00	10.00%	12.24%
¢714.77	9.00%	$10.90	9.00%	11.22%
¢688.54	5.00%	$10.90	9.00%	11.22%
¢655.75	0.00%	$10.90	9.00%	11.22%
¢622.96	-5.00%	$10.90	9.00%	11.22%
¢590.18	-10.00%	$10.90	9.00%	11.22%
¢557.39	-15.00%	$10.90	9.00%	11.22%
¢524.60	-20.00%	$8.00	-20.00%	-18.37%
¢459.03	-30.00%	$7.00	-30.00%	-28.57%
¢393.45	-40.00%	$6.00	-40.00%	-38.78%
¢327.88	-50.00%	$5.00	-50.00%	-48.98%
¢262.30	-60.00%	$4.00	-60.00%	-59.18%
¢196.73	-70.00%	$3.00	-70.00%	-69.39%
¢131.15	-80.00%	$2.00	-80.00%	-79.59%
¢65.58	-90.00%	$1.00	-90.00%	-89.80%
0.00	-100.00%	$0.00	-100.00%	-100.00%

1

The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security for all brokerage accounts.

2

The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $9.80 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution” on page PS-10 of this pricing supplement.

Example 1—The settlement price of the Underlying Asset increases from an Initial Price of ¢655.75 to a Final Price of ¢918.05, resulting in an Underlying Return of 40.00%.

Because the Final Price is equal to or greater than the Trigger Price on the Final Valuation Date and the Underlying Return of 40.00% is greater than the Contingent Return but also greater than the Maximum Gain, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Maximum Gain]

$10.00 + [$10.00 × 23.00%] = $12.30

The payment at maturity of $12.30 per $10 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 23.00%, which corresponds to a total return on the Securities of 23.00% for brokerage account holders and 25.51% for advisory account holders.

Example 2—The settlement price of the Underlying Asset increases from an Initial Price of ¢655.75 to a Final Price of ¢721.33, resulting in an Underlying Return of 10.00%.

Because the Final Price is equal to or greater than the Trigger Price on the Final Valuation Date and the Underlying Return of 10.00% is greater than the Contingent Return but less than the Maximum Gain, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Underlying Return]

$10.00 + [$10.00 × 10.00%] = $11.00

The payment at maturity of $11.00 per $10 principal amount Security represents a return on the principal amount equal to the Underlying Return of 10.00%, which corresponds to a total return on the Securities of 10.00% for brokerage account holders and 12.24% for advisory account holders.

Example 3—The settlement price of the Underlying Asset increases from an Initial Price of ¢655.75 to a Final Price of ¢688.54, resulting in an Underlying Return of 5.00%.

Because the Final Price is equal to or greater than the Trigger Price on the Final Valuation Date and the Underlying Return of 5.00% is less than the Contingent Return, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Contingent Return]

$10.00 + [$10.00 × 9.00%] = $10.90

The payment at maturity of $10.90 per $10 principal amount Security represents a return on the principal amount equal to the Contingent Return of 9.00%, which corresponds to a total return on the Securities of 9.00% for brokerage account holders and 11.22% for advisory account holders.

Example 4—The settlement price of the Underlying Asset decreases from an Initial Price of ¢655.75 to a Final Price of ¢622.96, resulting in an Underlying Return of -5.00%.

Because the Final Price is equal to or greater than the Trigger Price on the Final Valuation Date and the Underlying Return of -5.00% is less than the Contingent Return, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Contingent Return]

$10.00 + [$10.00 × 9.00%] = $10.90

The payment at maturity of $10.90 per $10 principal amount Security represents a return on the principal amount equal to the Contingent Return of 9.00%, which corresponds to a total return on the Securities of 9.00% for brokerage account holders and 11.22% for advisory account holders.

Example 5—The settlement price of the Underlying Asset decreases from an Initial Price of ¢655.75 to a Final Price of ¢459.03, resulting in an Underlying Return of -30.00%.

Because the Final Price is below the Trigger Price on the Final Valuation Date, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Underlying Return]

$10 + [$10 × -30.00%] = $7.00

The payment at maturity of $7.00 per $10 principal amount Security represents a loss on the principal amount equal to the Underlying Return of -30.00%, which corresponds to a total loss on the Securities of 30.00% for brokerage account holders and 28.57% for advisory account holders.

If the settlement price of the Underlying Asset is less than the Trigger Price on the Final Valuation Date, at maturity the Issuer will pay less than the full principal amount, if anything, resulting in a loss of principal to investors that is proportionate to the full decline of the Underlying Asset from the Trade Date to the Final Valuation Date.

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Underlying Asset. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the Underlying Asset. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or the relevant portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize gain or loss as if the Securities or the relevant portion of the Securities had been sold for fair market value).

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information. However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

t

You Risk Losing Some or All of the Principal Amount—The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Final Price is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Final Price is below the Trigger Price, resulting in an Underlying Return of less than -15%, the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of the principal amount of your Securities that is proportionate to the decline in the Underlying Asset from the Trade Date to the Final Valuation Date. Accordingly, if the Final Price has declined by more than 15% from the Initial Price over the term of the Securities, you risk losing 100% of the principal amount of your Securities.

t

Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity—Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this pricing supplement only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell your Securities at a loss even if the settlement price of the Underlying Asset at such time is above the Trigger Price. You should be willing to hold your Securities to maturity. Contingent repayment of principal at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

t

The 9% Contingent Return Applies Only if You Hold the Securities to Maturity—You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic value of the Contingent Return or the Securities themselves, and such return may be less than the Underlying Return even if such return is positive and does not exceed the Maximum Gain. You can only receive the full benefit of the Contingent Return and earn the potential Maximum Gain from the Issuer if you hold the Securities to maturity.

t

Your Maximum Return on the Securities Is Limited by the Maximum Gain—If the Final Price is greater than the Initial Price, for each $10 principal amount of Securities, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Underlying Asset, which may be significant. We refer to this percentage as the Maximum Gain, which is equal to 23%. As a result, your return on the Securities may be less than the return on a direct investment in the Underlying Asset.

t

Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t

No Interest Payments —– The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Asset from the Trade Date to the Final Valuation Date.

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The Payment at Maturity on Your Securities is Not Based on the Settlement Price of the Underlying Asset at Any Time Other than the Final Valuation Date—The Final Price and the Underlying Return will be based solely on the settlement price of the Underlying Asset on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the settlement price of the Underlying Asset drops precipitously on the Final Valuation Date, the payment at maturity on your Securities, if any, that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the settlement price of the Underlying Asset at a time prior to such drop. Although the settlement price of the Underlying Asset on the maturity date or at other times during the life of your Securities may be higher than the settlement price of the Underlying Asset on the Final Valuation Date, you will not benefit from any price of the Underlying Asset other than the settlement price on the Final Valuation Date.

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Owning the Securities is Not the Same as Owning Corn, Corn Futures Contracts or Certain Other Related Contracts Directly—The return on your Securities will not reflect the return you would realize if you had actually purchased corn directly, or any exchange-traded futures contract or over-the-counter instruments based on corn. You will not have any rights that holders of such assets or instruments have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this pricing supplement is based on the full $10 principal amount of the Securities, the original issue price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates, and for brokerage accounts, the original issue price also includes the agents’ commission. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

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Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.20 per Security to the principals, agents and dealers in connection with the distribution of the Securities to brokerage accounts. No compensation will be paid in connection with the distribution of Securities to advisory accounts.

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Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

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Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

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Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Asset.

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Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates related to the settlement price of the Underlying Asset (including futures, options or other instruments with returns linked to the performance of the Underlying Asset) may adversely affect the market value of the Underlying Asset and, therefore, the market value of the Securities.

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Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the settlement price of the Underlying Asset on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the price of corn, and of the prices of exchange-traded futures contracts for the purchase or delivery of corn;

t	the time to maturity of the Securities;

t	interest and yield rates in the market generally;

t	a variety of economic, financial, political, regulatory or judicial events;

t	global supply and demand for corn, and supply and demand for exchange-traded futures contracts for the purchase or delivery of corn;

t	supply and demand for the Securities; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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The Securities Offer Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities—The Securities will reflect a return based on the performance of the relevant CBOT-traded corn futures contract and do not provide exposure to corn spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that reflects the return on the physical commodity.

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Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodity prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodity prices to fluctuate. These factors may adversely affect the performance of the Underlying Asset and, as a result, the market value of the Securities and any payments you may receive in respect of the Securities.

Moreover, the prices of many commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of the Underlying Asset and, as a result, the market value of the Securities.

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Changes in Supply and Demand in the Market for Corn Futures Contracts May Adversely Affect the Value of the Securities—As described in further detail under “Settlement Price” in this pricing supplement, the relative performance of corn futures contracts for purposes of determining the value of your Securities will be calculated by reference to the settlement price for the relevant nearby expiring corn futures contract as traded on the CBOT. The applicable settlement price of the Underlying Asset will generally be, and the Final Price is currently scheduled to be, determined by reference to the corn futures contract scheduled to expire in the applicable first nearby month. However, in the event that a valuation date occurs after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to the first nearby futures contract, or (ii) the last trading day of the first nearby futures contract, the applicable settlement price will be determined by reference to the corn futures contract scheduled to expire in the second nearby month.

Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a corn futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding corn futures contract scheduled to expire in the second nearby month, or vice-versa. Under such circumstances, and depending on when the valuation date occurs, the settlement price of the Underlying Asset may be determined by reference to the futures contract expiring in a less favorable month for pricing purposes. As a result, the value of the Securities may be less than would otherwise be the case if the settlement price of the Underlying Asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Securities—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the settlement price of the Underlying Asset, and therefore, the value of the Securities.

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The Securities May Be Subject to Certain Risks Specific to Corn as a Commodity—Corn is an agricultural commodity and a grain. Consequently, in addition to factors affecting commodities generally that are described above, the Securities may be affected by a number of additional factors specific to agricultural commodities and grains, and in particular corn, that might cause price volatility. These may include, among others:

t	weather conditions, including floods, drought and freezing conditions;

t	changes in government policies;

t	changes in global demand for food;

t	changes in ethanol demand;

t	planting decisions; and

t	changes in demand for agricultural products or grains, and in particular corn, both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor on the settlement price of the Underlying Asset, and the market value of the Securities linked to the Underlying Asset, may offset or enhance the effect of another factor.

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Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Securities and the Amounts Payable on Your Securities—Commodity futures contracts such as the Underlying Asset are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Securities. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the Underlying Asset, which could adversely affect the prices of such contracts and, in turn, the market value of the Securities and the amounts payable on the Securities at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

Corn Futures Contracts and Options

Corn futures contracts are legally binding agreements for the buying or selling of deliverable grade corn at a fixed price for physical settlement on a future date. Corn futures contracts are traded on the CBOT and the closing prices of corn futures contracts are published by CBOT.

Each CBOT-traded corn futures contract trades on the CBOT in tandem with an option contract on the relevant futures contract. As traded on the CBOT, a corn futures option contract is a legally binding agreement for the buying or selling of the right to purchase one corn futures contract (of a specified month). The final date on which the buyer’s option to purchase the relevant futures contract may be exercised is known as the “expiration date”, and usually falls during the month preceding the delivery month for the relevant underlying futures contract.

Settlement Price

The value of the Securities will be determined by reference to the official U.S. dollar cash buyer settlement price per bushel of deliverable grade corn on the CBOT, stated in U.S. cents, as made public by CBOT. The applicable settlement price will generally be determined by reference to the CBOT-corn futures contract scheduled to expire in the first nearby month. In the event that a valuation date (including the Final Valuation Date) occurs after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to the first nearby futures contract, or (ii) the last trading day of the first nearby futures contract, the applicable settlement price will be determined by reference to the corn futures contract scheduled to expire in the second nearby month.

The last trading day of the relevant corn futures contract used to determine the settlement price, as well as the relevant expiration date for the CBOT-traded option on the futures contract, are published by common data providers such as Bloomberg.

The Trade Date and Final Valuation Date, as scheduled, has resulted in the Initial Price and will result in the Final Price of the Underlying Asset each being determined by reference to the applicable first nearby month’s CBOT-traded corn futures contract at that time, as specified in “Final Terms” on page PS-3.

Historical Information

The following graph sets forth the historical performance of the Underlying Asset based on the daily settlement prices from April 4, 1997 through November 4, 2011. The settlement price of the Underlying Asset was US cents 655.75/per bushel on November 4, 2011. The dotted line represents the Trigger Price of US cents 557.39/per bushel, which is equal to 85% of the Initial Price.

We obtained the settlement prices of the Underlying Asset below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the Underlying Asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of the Underlying Asset on any day during the term of the Securities, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlying Asset will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Securities to brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.